Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Jose Gordo magicJack VocalTec Ltd. - CFO
Gerald Vento magicJack VocalTec Ltd. - President, CEO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Ray McDonough Oppenheimer & Co. – Analyst

P R E S E N T A T I O N

Operator

Good day and welcome to the magicJack VocalTec First Quarter 2016 Earnings Results Conference Call. Today's call is being recorded. At this time, I would like to hand the call over to Jose Gordo, Chief Financial Officer. Please go ahead.

Jose Gordo - magicJack VocalTec Ltd. – CFO

Thank you, operator. Good afternoon and welcome to the magicJack first quarter earnings call. I am Jose Gordo, CFO. With me on the call today is Gerald Vento, President and CEO.

During the call, we will make statements related to our business that may be considered forward-looking nature under federal securities laws. These statements reflect our current views regarding the future only as of today and should not be reflected upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to our quarterly report on Form 10-Q, which was filed today, May 10th, 2016, with the SEC.

Also, during the course of today's call, we will refer to certain non-GAAP financial measures. There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release issued after the close of market today, which is located on our website at www.vocaltec.com.

At the outset of today's call, we would like to note that for the first time beginning this quarter and going forward, we plan to report our results in three operating segments; first, our core consumer business; second, our enterprise business consistently of Broadsmart; and third, our SMB subsidiary.

With that, I will turn the call over to Gerry.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Great. Thanks, Jose. Good afternoon, everyone. Turning to our financial results and significant events for the consumer business in the quarter, revenue for the quarter was $23.2 million and in line with our expectations. Our renewal revenue was $15.2 million, representing 66% of our revenue base. Device activations were 112,000 for the quarter. We ended the quarter with 2.3 million device subscribers. We reported average monthly churn of 3% and we had adjusted EBITDA of $8.4 million for the quarter. We also generated free cash flow of approximately $7 million and ended the quarter with $45.5 million in cash and cash equivalent and no debt.

In Q1, we continued to focus on controlling expenses and generating cash in our consumer business while at the same time working on our organic growth initiatives that leverage our core assets with minimal CapEx requirements. We are pleased that the adjusted EBITDA was 36% of consumer revenues, up from 31% last year, despite the 9% year-over-year decline in revenue. This highlights the success of our expense rationalization effort during the past year, as we remain committed to operate the consumer business to maximize profits and free cash flow. We will continue our cost control efforts and seek to identify other areas of additional cost savings. These areas include, but aren't limited to, reduction in termination expense through elimination of free voice app calling, which is currently under way; driving efficiencies in care, also a project underway; and reorganizing the legacy offshore development in resources, which has recently been completed.

Now, turning to Broadsmart and that acquisition which we announced on our fourth quarter earnings call in March. During Q1, the business performed very well as we signed a number of new customer contracts and continue to see a growing pipeline of new opportunities. In addition, the integration into magicJack has been seamless and we are pleased with the high level of engagement by both Todd and Tom, the two co-founders, as they continue to grow the customer base. We're also in the process of realizing cost synergies over the next few quarters by leveraging magicJack's proprietary CLEC network. As a reminder, Broadsmart is among the very few highly profitable, fast-growing UCaaS providers, which has a successful history selling to, provisioning, and servicing large enterprise customers with complex service needs at thousands of locations in multiple geographies. We are pleased to have added Broadsmart to our business and expect to see high year-over-year growth for 2016.

Regarding our mobile app, the magicJack app, as of the end of Q1, we have acquired over 70,000 paid app subscribers, up 27% from 55,000 at the end of 2015. While the revenues are still immaterial, we're pleased with our progress, especially given that the take-up rate is increasing steadily and the high margins on this organic new growth offering are in line with our consumer business. As we've discussed on our last call, since the start of 2016, we have limited this service offering to one-year subscriptions.

In regards to our new app, magicJack Connect, which we launched earlier today, it is available on both iOS and Google platforms. The new app offers consumers free worldwide app-to-app Wi-Fi calling and messaging. It also offers unlimited calling to the US from anywhere in the world plus a US phone number for only $9.99 a year. Within app purchase capability, other offers available on the magicJack Connect app include unlimited international calling plans for as low as $6.99 per month from select countries, the ability to purchase local phone numbers from over 50 countries, and the ability to purchase international calling credits for consumers that prefer pay-as-you-go options and on net VoIP calls are encrypted, providing secure communications and the app has superior voice quality due to the wideband OPUS codec that we now utilize.

Turning to our internal SMB initiative, we are pleased with the progress to date and are excited to announce that we have begun initial trials to groups of select early adopters. We expect to have product offering for small business customers selling in the market in the second quarter that will deliver a great customer experience at a disruptive price point. As a reminder, we plan to invest up to $10 million to $12 million in 2016 to support this business and that investment is tied to specific operational and performance milestones we expect to achieve. We have forecasted a conservative ramp in revenues as the team builds this new organic business and don't expect the revenue contribution from this internal SMB segment to be material in 2016. We continue to target annualized exit revenues for 2017 in the range of $15 million to $20 million with a double-digit, year-over-year revenue growth in subsequent years.

Now turning to Telefonica and the Movistar in Mexico offering. In Q1, we launched the testing of our unlimited inbound calling service from the US to Mexico, which is integrated with Movistar's payment platform. We're pleased with the initial traction on this limited service and while still in the very early stages, margins for this organic service are expected to be high and in line with our consumer business. In addition, we do not expect to have any market spend associated with customer ads through this service as we are planning to leverage Telefonica's push notification platform. We continue to work with Telefonica and Movistar to determine whether unlimited outbound calling can be added to this service offering. In consultation with Telefonica, we have agreed to explore the opportunity to bring our inbound service offering similar to Mexico to other countries in Central and South America and will hopefully have more to chat about on our next call regarding this initiative.

Finally, I want to provide an update on HOTELiJack. As a reminder, we have a strong relationship with the Patel family, supported by the Asian American Hotel Owners Association to jointly sell telephony services to the US hotel industry. We're currently targeting over 15,000 US hotels with a low-cost dial-tone solution that replaces their current, more expensive service and leverages our existing CLEC and switching assets.

At the end the first quarter, we had installed our solution in approximately 50 hotels and have a strong pipeline of hotel opportunities in the queue. Our experience so far confirms that this is a high margin business, similar to our consumer business margins and should have low churn. In consultation with Broadsmart, we have agreed that they will undertake the management of installations, billing, and care, given their superior track record in servicing and supporting large enterprise customers in multiple geographies. We expect Broadsmart's expertise will improve the overall efficiency of this initiative and accelerate the speed with which we can onboard new hotel customers. Again, as a reminder, we have not included any material revenue in our forecast for 2016 from our hotel initiative.

With that, let me turn the call over to Jose.

Jose Gordo - magicJack VocalTec Ltd. – CFO

Thank you, Gerry. Our first quarter financial performance was highlighted by strong EBITDA and operating cash flow in our consumer business, the completion of the Broadsmart acquisition, and the start up of our SMB subsidiary.

Starting with the consumer business, we generated total GAAP net revenues of $23.2 million for the quarter. Revenues from magicJack device sales for the quarter were $3.6 million, a decrease of 7% compared to the fourth quarter of 2015. Renewal revenue for the quarter was $15.2 million, which accounted for 66% of our consumer business.

Network expense for the quarter was $3.3 million, substantially flat from the prior quarter. Total operating expenses decreased to $9.4 million compared to $9.8 million from the prior quarter, primarily as a result of a $1.2 million decrease in marketing spend offset in part by approximately $1 million in legal and professional fees associated with the Broadsmart acquisition. For the quarter, our cost per activation decreased to $5.39 versus $14.30 last quarter, driven by the reduced media spend.

Turning to profitability, our GAAP operating income was $5.8 million, a decrease of 17% compared to the prior quarter. For the quarter, adjusted EBITDA was $8.4 million as compared to $9.2 million last quarter.

Turning to our enterprise business, we generated total GAAP net revenues of $500,000 for the quarter, which only includes the 15-day period since the Broadsmart acquisition was completed on March the 17th. Total operating expenses were $239,000 and were comprised primarily of personnel-related costs, which included $110,000 in stock-based compensation. Adjusted EBITDA for the period was $168,000.

For our SMB business, operating expenses were approximately $1.6 million and were comprised primarily of personnel-related costs and professional fees as we ramped up hiring and set up operations. On a consolidated basis, we generated total GAAP net revenues of $23.7 million for the quarter. Consolidated operating income for the quarter was $4.2 million compared to $7 million in the prior quarter.

Turning to income taxes, our effective income tax rate for the first quarter was approximately 82.7%. Our income tax expense for the quarter was $3.5 million compared to an income tax expense of $5.1 million for the prior quarter. The higher tax rate this quarter is primarily attributable to the impact of a decrease in the statutory tax rate in Israel from 26.5% to 25%, which resulted in us having to reduce the carrying value of our Israeli-deferred tax assets and the increase in uncertain tax positions primarily related to state income taxes and the impact of the expiration of certain stock options, offset by various other benefits. Excluding the impact of the rate change, the increase in the uncertain tax positions and the expiration of the stock options and other items, our effective income tax rate for the first quarter would have been 34.9%.

GAAP diluted earnings per share for the quarter was $0.05 based on 15.6 million weighted average diluted shares outstanding as compared to GAAP diluted earnings per share of $0.12 based on 15.8 million weighted average diluted shares outstanding for the last quarter. Operating cash flow for the quarter was $6.9 million, an increase of 25% compared to the last quarter.

Turning to non-GAAP results, for the quarter we reported adjusted EBITDA of $7.4 million as compared to $9.2 million last quarter. Non-GAAP net income for the quarter was $5.3 million as compared to $6 million last quarter. Non-GAAP earnings per share for the quarter was $0.34 based on 15.6 million weighted average diluted shares outstanding compared to $0.38 last quarter based on 15.8 million weighted average diluted shares outstanding. A reconciliation of GAAP to non-GAAP financial measures have been provided in the financial statement tables included in our earnings press release from earlier today and is available on our website.

Turning to our balance sheet, as of March 31st, we had cash and cash equivalents of $45.5 million and no debt. Our deferred revenues decreased quarter over quarter to $100.9 million from $102.7 million. We continue to generate solid operating cash flow. Even in its gradual decline, our US consumer business remains a cash flow engine that gives us substantial flexibility to finance growth and enhance shareholder value.

Regarding capital allocation, in the last three quarters we have spent approximately $60 million of our cash, $20 million of which we spent on our 2015 stock repurchase program and $40 million of which we spent on the Broadsmart acquisition. In addition, as we have previously announced, we plan to spend an additional $10 million to $12 million in fiscal 2016 on our organic SMB initiative. That is a total of just over $70 million in cash invested over a 6-quarter period on a combination of growth initiatives and capital allocation. Given the significant level of recent activity and our desire to preserve flexibility to support our consumer business, our various pending organic initiatives and other potential growth opportunities we may explore, we do not plan to repurchase any stock for the time being. We and our board of directors will continue to evaluate stock repurchase opportunities on a quarterly basis.

Before turning to guidance, I wanted to comment on our plans to re-domesticate the parent company to the US, which we announced earlier today. We expect this process to take four to six months and we will be submitting it for shareholder approval at the 2016 annual meeting, which we expect to hold within the next two to three months. We are pleased to make this announcement this afternoon and believe this step will make the company an attractive security for large institutional investors who cannot hold a position in non-US companies. As of March 31st, 2016, we had approximately $22 million in net deferred tax assets for Israeli net operating losses related to prior operations of our parent company. If the re-domestication is approved by our shareholders, we would likely not be able to utilize those net deferred tax assets and would need to establish a corresponding valuation allowance.

Turning to our financial outlook for the full year 2016, we continue to project 2016 revenues in the range of approximately $100 million to $105 million inclusive of our consumer business and Broadsmart revenues. The consumer business revenue forecast includes no material revenue for the new magicJack Connect app, SMB, or the Telefonica initiative. The Broadsmart revenue forecast for 2016 is approximately $16 million of which we estimate approximately $12.5 million will be recognized during the year since the acquisition closed mid-March. We are projecting 2016 adjusted EBITDA in the range of approximately $30 million for the consumer business, approximately $5 million for Broadsmart and approximately negative $10 million for the SMB initiative, for a consolidated 2016 EBITDA forecast of approximately $25 million.

With that, we would like to open the call up for questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

Thank you. (Operator Instructions) Ray McDonough, Oppenheimer.

Ray McDonough - Oppenheimer & Co. – Analyst

Great. Thanks for taking my questions. Just on the marketing spend, it's down significantly and I know you're focused on cutting costs around the consumer business and milking those cash flows. But given the subscriber losses and the increase in churn, do you expect that level of spend around marketing to ramp a little bit throughout the year?

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

It will. It will, Ray. We've begun to launch the infomercial for the first time in a few years. So we're starting to see the results there. We're looking at digital advertising. We're looking at moving away from some of the cable channels to some local channels that seemingly are producing greater results for us. So, what we expect and I think what you should think about is that that number will increase. As I said in previous calls, I don't believe that we'd be getting up into the 20 plus dollar CPGA range, but we're relatively low now and I think that number will start to move up into the low teens.

Ray McDonough - Oppenheimer & Co. – Analyst

Great and then just on the SMB initiative and with the acquisition of Broadsmart, you know these businesses seem to be operating on two separate platforms. Do you have any thoughts about consolidating those businesses, possibly onto one platform eventually? If not, do you see any advantages of operating two separate platforms? Maybe how do those two business segments differ in terms of their go-to-market strategy?

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Yes, right now we see them as very distinct, heading in two directions. As you know, Broadsmart has been very successful putting on very large complex customers in multiple geographies at high margins. One of the few companies out there after doing our due diligence that we found is actually making some good money on the customer base that they have and we can see that continuing. We're looking for double-digit growth there, strong growth.

Contrast that to the operation that we started under the senior management of Keith Reed. Look Keith put a game plan together at Intuit that was extraordinary. We believe we're doing the same thing here. Right now we have friendly business users in trials. Right now we're gaining a lot of knowledge about those folks. In Q2, we'll be going with a full fledge offering into the marketplace and what we're doing there is frankly going after the SOHO market. This is a market that we see now that has essentially been -- that market is no longer the focus of the larger players that are moving upstream, you know looking at multiple hundreds if not thousands of seats and going up market for big commercial customers. So we see the one to ten-seat market as very attractive to us. We're starting with a fresh slate. We're taking a playbook that Keith has used before at Intuit, you know going after one to ten-seat type of customers with a full 100% sort of self-service sales configuration, account management, you know ease of use and disruptive pricing model where in the very near term we're going to be going after those customers with inside sales and digital.

Probably on the next call, we'll start to talk about bars, channel partners, our retail channel partners. As you know, we've got an extensive and robust retail channel partnership across the United States which we could put in play here once we feel we're ready. We're also looking at partnering opportunities, strategic partnering opportunities that we think we'll start to talk about on the next call.

But right now, it's this opportunity, this internal SMB offering is really a high velocity sales model with inside sales, digital demand, you know sales execution to win this space that we think has been ceded control of, because most of the other guys are going way up market.

Jose Gordo - magicJack VocalTec Ltd. – CFO

Ray, it's Jose. I'd just add one quick thing that may help further frame it for you. You know when we're going -- when Broadsmart's going after its clients, it's typically selling into a CPO or a CIO, who's making a decision at a fairly large business about dozens, hundreds or thousands of locations, so technical sales, quite a bit of engineering involved in designing the solution and making the pitch. When you're talking about Keith and SMB, you're selling to typically an entrepreneur who's looking to start a business in his or her office or you know you're talking like, as Gerry said, ten seats or less. So you're much more competing on ease of use, price, and having the core feature set.

Ray McDonough - Oppenheimer & Co. – Analyst

Great. I appreciate that color and it makes a ton of sense. On the app, I know you put in initiatives to disallow free calls and I think you're through that process and correct me if I'm wrong, but do you have any metrics around the addressable base of subscribers at this point and maybe what you can see in terms of the monetization potential of those that were using the app for free calls?

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Yes, Ray, we've had some reasonable success with the magic app, the old app and you saw that in the numbers that we just reported. But you know now we're talking about our new magic Connect app that is really head and shoulders above of what we've ever done before. Voice quality is great. The features we've talked about. You know customers now can register for the app using their mobile numbers and identifier. You can register on Facebook and Google. You can post to Facebook and Twitter. I think there's about ten minutes of international prepay when people first sign up. There's tour screens. There's setting updates so you can customize the profile. We have presence now which means that users can see friends that are on the magicJack Connect when they're offline or online. You can send pictures.

So we've waited until we've had this new Connect app ready and debugged and launched to start to attempt to convert the 2.3 million, 2.4 million, or 2.5 million unique app users that have been on the old magic app using free voice service. What we've said to you in the past and what we're doing now is we're beginning very soon, we're beginning that digital and push notification and marketing effort to attempt to convert those folks. As we've said before, we're cutting off free voice service. So you should expect that that will be completed in a few weeks' time.

So, we'll be able to tell you in relatively short period of time, probably on the next call, the success with which we've had in converting some of the free voice only users on the old magicJack to magicJack Connect. But if you are able to download magicJack Connect and use it, you'll see voice quality features, functionality, ease of use, all of the things that we've hoped to build in this new app come to life and we think there's real opportunity to convert that base as well as others. There are 57 million or 58 million people who go outside the US every year and all you have to do is download that magicJack Connect app and use it one time and that $10 a year subscription price will be returned to you 100 fold on one trip abroad. So we're in the process of doing that.

Ray McDonough - Oppenheimer & Co. – Analyst

Great. Then just the last one for me on the Movistar partnership. Any targets that you're thinking about in terms of subscribers or levels of monetization? I know you're not giving specific guidance around that, but you know as we look into kind of the back half of 2016 and into 2017 when you go live with this service, just any thoughts about your goals and around monetization?

Jose Gordo - magicJack VocalTec Ltd. – CFO

You know Ray, it's a little too early to say. What we can say is that the plans to go to these other countries are real. We need to see Telefonica and we're pushing them extremely hard to implement the outbound solution because most of that implementation is on their end. They've already scoped out the work. So we know what's entailed. It's not too much more, but really the offering has to be completed with both inbound and outbound to be at its most effective. Then we feel reasonably good that these -- that certain other countries are going to adopt and to try to push it out.

So I know that's not a numeric answer, but I think you know they're number one and number two in pretty much all the 14 countries in Latin America where they are. So they have the ability to reach millions of customers. We just don't have enough data to kind of back into an adoption rate. We know that the price point should be compelling and we know that for 85% or 90% of the Telefonica customer base, which does not have smart phones, this should be an interesting offer with unlimited outbound and inbound and a virtual US phone number. But until we have more data, you know we're probably going to be cautious and until we see Telefonica implement outbound.

Ray McDonough - Oppenheimer & Co. – Analyst

That's fair enough. Thanks for taking the question, guys.

Operator

(Operator Instructions) At this time, we have no further questions. So I hand the call back over to management for any additional or closing remarks.

Jose Gordo - magicJack VocalTec Ltd. – CFO

Okay, thanks everyone. We'll see you on the next -- or hear you on the next call. Thanks.

Operator

That does conclude today's conference. We thank you for your participation.